Exhibit 10

                                 AMENDMENT

                                    TO

                           EMPLOYMENT AGREEMENT


     This AMENDMENT (the "September 1995 Amendment") to the Employment Agreement dated as of April 21, 1995 (the "April 1995 Employment Agreement") between VIRGINIA ELECTRIC AND POWER COMPANY (the "Company") and JAMES T. RHODES (the "Executive") is made as of September 15, 1995.

                                 RECITALS:

     The Board of Directors of the Company (the "Board of Directors") recognizes that outstanding management of the Company is essential to advancing the best interests of the Company, its shareholders and its subsidiaries. The Board of Directors has and continues to believe that it is particularly important to have stable, excellent management. The Board of Directors believes that the continued services of the Executive are essential to preserve consistent management of the Company at the present time. Therefore, the Executive and the Board of Directors have agreed that the term of employment of the Executive should be extended under the April 1995 Employment Agreement until July 31, 1999. To accomplish this, the Organization and Compensation Committee of the Board of Directors has recommended, and the Board of Directors has approved, certain amendments to the April 1995 Employment Agreement. All terms in this Amendment that are defined in the April 1995 Employment Agreement have the meaning provided therein, unless otherwise specified in this Amendment.

     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Section 1 of the April 1995 Employment Agreement is amended by replacing the phrase "July 31, 1996" with the phrase "July 31, 1999".

3. Section 5(a) is amended by changing the title of the section to "Completion Benefits" and by replacing the phrase "the Term of this Agreement, and terminates his employment at the end of the Term of this Agreement" with the phrase "July 31, 1996."

2. Section 5(a)(i) is amended by replacing the phrase "the
Executive's annual salary during his final year of employment" in the first sentence with the phrase "the Executive's highest rate of annual salary in effect at any time during his final year of employment."

3. Section 5(a)(ii) of the April 1995 Employment Agreement is amended by replacing the phrase "55%" with the phrase "65%".

4. Section 5(a)(iv) of the April 1995 Employment Agreement is amended by replacing the phrase "July 31, 1996" each place it appears with the phrase "the date of termination of his employment".

5. Section 5(a)(v) of the April 1995 Employment Agreement is amended by replacing the phrase "August 1, 1996" with the phrase
"the day following the date of termination of his employment".

6. Sections 5(b) and 5(b)(i) of the April 1995 Employment
Agreement are replaced with the following:

   "(b)In addition to the foregoing, if the Executive continues in the employment of the Company through July 31, 1996, the Executive will receive upon his termination of employment with the Company a single lump sum cash payment equal to the present value of the annual base salary and annual cash incentive awards (computed as described below) that the Executive is projected to receive for employment in the period from August 1, 1996 until April 21, 1997 (i.e., the end of the term of the 1994 Employment Agreement). The lump sum will be computed as follows:

     (i) For purposes of this calculation, the annual base salary that the Executive is projected to receive for employment from August 1, 1996 until April 21, 1997 will be calculated at the highest annual base salary rate in effect for the Executive during the three-year period ending on July 31, 1996. For purposes of this calculation, the annual cash incentive awards that the Executive is projected to receive for employment from August 1, 1996 until April 21, 1997 will be calculated at a rate equal to the highest annual cash incentive award paid to the Executive during the three-year period ending on July 31, 1996. Salary and bonus that the Executive elected to defer will be taken into account for purposes of this Agreement without regard to the deferral."

7. Sections 6(a) and 6(b) of the April 1995 Employment Agreement are amended to read as follows:

   "6.Termination of Employment.

     (a) During the Term of this Agreement, the Company may terminate the Executive's employment only for Cause. During the Term of this Agreement, the Executive may voluntarily terminate employment under the circumstances described in clauses (i)-(v) of this subsection (a). After July 31, 1996, the Executive may voluntarily terminate employment under the circumstance described in clause (vi) of this subsection (a). If the Executive's employment is terminated for Cause on or before July 31, 1996, he will be entitled only to the benefits described in Section 12.
If the Executive's employment is terminated for Cause after July 31, 1996, or if the Executive voluntarily terminates employment pursuant to this Section 6(a), the Executive will be entitled to receive the benefits described in subsection (b) below. Subject to the provisions of this subsection (a), the Executive may voluntarily terminate employment after (i) the Executive's base salary is reduced, (ii) the Executive is not in good faith considered for incentive awards as described in Section 4(a)(ii),
(iii) the Company fails to provide benefits as required by
Section 4(b), (iv) the Executive's place of employment is relocated to a location further than 30 miles from Richmond, Virginia, (v) the Executive's working conditions or management responsibilities are substantially diminished (other than on account of the Executive's disability, as defined in Section 7 below), or (vi) the Executive voluntarily terminates employment on or after August 1, 1996 upon 90 days prior written notice to the Company. In order for clause (i), (ii), (iii), (iv) or (v) of this subsection (a) to be effective: (1) the Executive must give written notice to the Company indicating that the Executive intends to terminate employment under this subsection (a), (2) the Executive's voluntary termination under this subsection must occur within 60 days after an event described in clause (i),
(ii), (iii), (iv) or (v) of the preceding sentence, or within 60 days after the last in a series of such events, and (3) the Company must have failed to remedy the event described in clause
(i), (ii), (iii), (iv) or (v), as the case may be, within 30 days after receiving the Executive's written notice. If the Company remedies the event described in clause (i), (ii), (iii), (iv) or
(v), as the case may be, within 30 days after receiving the Executive's written notice, the Executive may not terminate employment under this subsection (a) on account of the event specified in the Executive's notice.

     (b) In accordance with the provisions of Section 6(a) above, the Executive will be entitled to receive the following benefits determined as of the date of his termination of employment:

        (i) The Executive will receive the benefits described in
Section 5(a)(i), (ii), (iii), (iv), (v) and (vi) above as of the date of his termination of employment. In addition, the Executive will receive the single lump sum cash payment described in Section 5(b) of this Agreement if such payment is not otherwise payable under the terms of Section 5(b).

       (ii) The Executive will be credited with a total of 30
years of service and will be considered to have attained age 60
(if he has not already done so) for purposes of the Company's retirement plans.

      (iii) The Executive will be credited with age and service credit through the end of the Term of this Agreement for purposes of computing benefits under the Company's medical and other welfare benefit plans, and the Company will continue the Executive's coverage under the Company's welfare benefit plans as if the Executive remained employed through the end of the Term of this Agreement. Notwithstanding the foregoing, if the Company determines that giving such age and service credit or continued coverage could adversely affect the tax qualification or tax treatment of a benefit plan, or otherwise have adverse legal ramifications, the Company may pay the Executive a lump sum cash amount that reasonably approximates the after-tax value to the Executive of such age and service credit and continued coverage through the end of the Term of this Agreement, in lieu of giving such credit and continued coverage."

8. The last sentence of Section 6(c) of the April 1995 Employment
Agreement is amended to read as follows:

    "If the Executive voluntarily terminates employment prior to the end of the Term of this Agreement for a reason not described in subsection (a) above or Section 7 or Section 12 below, this Agreement will immediately terminate, and the Executive shall be entitled to the payment of the benefits under Sections 5(a) and 5(b) if the termination occurs after July 31, 1996."

9. The first two sentences of Section 7 of the April 1995
Employment Agreement are deleted and the following new sentences are added in their place:

    "If the Executive becomes disabled (as defined below) during the Term of this Agreement while he is employed by the Company, the Executive shall be entitled to receive the benefits described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(a)(v),
5(a)(vi), and 6(b)(ii) of this Agreement as of the date on which he is determined by the Company to be disabled. If the Executive dies during the Term of this Agreement while he is employed by the Company, the benefits described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(a)(v), 5(a)(vi), and 6(b)(ii)
will be provided to the Executive's beneficiary designated under the terms of the applicable benefit plan. In addition, if the Executive becomes disabled or dies on or after August 1, 1996, he or his beneficiary shall be entitled to the benefit described in
Section 5(b)."

10. Section 8 of the April 1995 Employment Agreement is amended in its entirety to read as follows:

    8. Cause. For purposes of this Agreement, the term "Cause" means (i) material misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or willful failure of the Executive materially to perform his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure, (iii) conviction of a felony involving moral turpitude, or (iv) the use of drugs or alcohol that interferes materially with the Executive's performance of his duties. The foregoing acts or events will constitute "Cause" for purposes of this Agreement only to the extent that they were committed on or after the date of the September 1995 Amendment."

WITNESS the following signatures.


                       VIRGINIA ELECTRIC AND POWER COMPANY

                          /S/WILLIAM G. THOMAS
                       By:________________________
                          William G. Thomas
                          Chairman, Organization
                          and Compensation
                          Committee

Dated:9/15/95
                          /S/  J. T. RHODES

                          James T. Rhodes

Dated:9/15/95

                                                      Exhibit 27

               VIRGINIA ELECTRIC AND POWER COMPANY
                       FINANCIAL DATA SCHEDULE
                            (Unaudited)

                                                    September 30,

                                                        1995
                                                    (Millions)
Item Number    Item Description

 1             Total net utility plant                 $ 9,625.7
 2             Other property and investments              361.4
 3             Total current assets                      1,070.7
 4             Total deferred charges                      942.6
 5             Balancing amount for total assets             0.0
 6             Total assets                             12,000.4
 7             Common stock                              2,737.4
 8             Capital surplus, paid in                     20.4
 9             Retained earnings                         1,342.3
10             Total common stockholder's equity         4,100.1
11             Preferred stock subject to

                 mandatory redemption                      180.0
12             Preferred stock not subject to

                 mandatory redemption                      509.0
13             Long-term debt, net                       3,936.4
14             Short-term notes                              0.0
15             Notes payable                                 0.0
16             Commercial paper                              0.5
17             Long-term debt--current portion             277.9
18             Preferred stock--current portion            126.7
19             Obligations under capital leases              0.0
20             Obligations under capital leases
                 -- Current portion                          0.0
21             Balancing amount for capitalization
                 and liabilities                         2,870.3
22             Total capitalization and liabilities     12,000.4
23             Gross operating revenue                   3,324.0
24             Federal and state income taxes

                 expense                                   203.1
25             Other operating expenses                  2,493.3
26             Total operating expenses                  2,696.4
27             Operating income (loss)                     627.6
28             Other income (loss), net                      7.6
29             Income before interest charges              635.2
30             Total interest charges                      240.4
31             Net income                                  394.8
32             Preferred stock dividends                    34.9
33             Earnings available for common stock         359.9
34             Common stock dividends                      295.4
35             Total annual interest charges on all
                 bonds                                      N/A
36             Cash flow from operations                   963.4
37             Earnings per share--primary                  N/A
38             Earnings per share--full diluted             N/A